EXECUTION COPY

                                   AGREEMENT
                                   ---------

     This Agreement dated July 7, 2010 (this "Agreement"), is by and among the persons and entities listed on Schedule A (collectively, the "Icahn Group", and individually a "member" of the Icahn Group) and The Hain Celestial Group, Inc. (the "Company").

     In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Board and Committee Representation. The Company agrees:

     (a) (i) upon execution of this Agreement, to appoint Brett Icahn and David Schechter to the board of directors of the Company (the "Board") and (ii) prior to the announcement of management's and the Company's slate of nominees for election as directors of the Company at the Company's 2010 annual meeting of stockholders (the "2010 Annual Meeting") (A) to notify the Icahn Group in writing that two incumbent directors of the Board will not stand for re-election at the 2010 Annual Meeting and (B) to reduce the size of the Board to ten (10) directors;

     (b) upon execution of this Agreement, if it does not already exist, to create a committee of the Board for the purpose of considering strategic or other significant transactions (the "Strategic Transaction Committee"), and at all times, to include the two Icahn Suggested Nominees (as defined below) on the Strategic Transaction Committee (and such other committee formed, from time to time, for the purpose of considering strategic or other significant transactions), which such committee may be composed of either four (4) or five
(5) directors; provided, however, that if it is composed of five (5) directors, then one of the Icahn Suggested Nominees shall serve as the chairman of such committee;

     (c) upon execution of this Agreement and at all times thereafter, to include one of the Icahn Suggested Nominees on the Board's Compensation Committee;

     (d) to include Brett Icahn and David Schechter or their respective Replacements (as hereinafter defined) (each, an "Icahn Suggested Nominee", and collectively, the "Icahn Suggested Nominees") in management's and the Company's slate of nominees for election as directors of the Company at the 2010 Annual Meeting;

     (e) that to the extent either of Brett Icahn or David Schechter (or their respective Replacements) is unable to serve as a nominee for election as director or to serve as a director, for any reason, the Icahn Group shall have the right to submit the name of a replacement (the "Replacement") to the Company for its reasonable approval and who shall serve as the nominee for election as director or serve as director. If the proposed Replacement is not approved by the Company, the Icahn Group shall have the right to submit another proposed Replacement to the Company for its reasonable approval. The Icahn Group shall have the right to continue submitting the name of a proposed Replacement to the Company for its reasonable approval until the Company approves that such Replacement may serve as a nominee for election as director or to serve as a director whereupon such person is appointed as the Replacement;

     (f)  to  use  best  efforts  to  cause  the election of the Icahn Suggested
Nominees to the Board at the 2010 Annual Meeting (including recommending that the Company's stockholders vote in favor of the election of the Icahn Suggested Nominees and otherwise supporting them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate); and

     (g) that the Company shall be relieved of its obligations set forth in this
Section 1 in the event that the Icahn Group ceases to be the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the lesser of at least (x) 10% of the outstanding common stock, par value $0.01, of the Company (the "Common Stock") and (y) 4,094,963 shares of Common Stock.

     2. Delaware 203; Poison Pill; Independence. The Company and the Board:

     (a) hereby approve the Icahn Group becoming the beneficial owner of 15%, but not more than 20%, of the Common Stock on the condition that the parties hereby agree that the definition of "interested stockholder" in Section 203, as amended ("Section 203") of the General Corporation Law of the State of Delaware ("DGCL") is deemed amended to substitute 20% for 15% wherever 15% appears in said definition, and Section 203, as so deemed amended, is deemed applicable to, and in full force and effect, for the Icahn Group and the Company;

     (b) agree that as long as the Icahn Group is the beneficial owner of the lesser of at least (x) 10% of the Company's outstanding Common Stock and (y) 4,094,963 shares of Common Stock, the Company shall not (i) adopt, or propose to adopt, any rights agreement or poison pill that restricts, or in any other way, limits the beneficial ownership of Common Stock at or below 20% of the outstanding shares of Common Stock; (ii) propose, or announce a proposal, to amend its Certificate of Incorporation or bylaws or any other applicable agreement or document or take any other action that would adopt or strengthen provisions that (A) create a classified (staggered) board of directors pursuant to Section 141(d) of the DGCL, (B) limit stockholder rights to call special meetings, (C) restrict stockholder rights to act by written consent, (D) require a supermajority vote to approve mergers and/or the sale of assets, (E) issue any preferred stock or (F) require advance notice of stockholder intent to nominate directors or propose other matters for a vote by stockholders; (iii) prior to the 2010 Annual Meeting, increase the size of the Board above twelve (12) directors; (iv) at and after the 2010 Annual Meeting, increase the size of the Board above ten (10) directors; or (v) take any other extraordinary corporate action that would have the effect of materially frustrating a proxy contest; and

     (c) represent that for purposes of Nasdaq listing requirements, the Board has considered the independence of Brett Icahn and David Schechter, and has made an affirmative determination that neither Brett Icahn nor David Schechter have any relationship with the Company that would impair their independence, and as such, that upon their appointment to the Board, both Brett Icahn and David Schechter are "independent directors" as defined in the Nasdaq Corporate Governance Requirements.

     3. Resignation; Disclosure of Material Non-Public Information. The Company agrees that:

     (a) At any time, for any reason or for no reason, the Icahn Suggested Nominees may immediately resign from the Board by providing written notice to the Chairman of the Board (a "Resignation Notice");

     (b) By no later than the filing deadline (without any extensions) for the Company's annual or quarterly report, as the case may be, filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act for the reporting period in which such Resignation Notice is received (the "Disclosure Deadline"), the Company shall (i) publicly disclose all and any material non-public information received or otherwise made known to any of the Icahn Suggested Nominees by, from or on behalf of the Company, or its directors, officers employees or agents (the "Information") so that the Icahn Suggested Nominees will no longer be in possession of material, non-public information as a result of having received such information as members of the Board; (ii) simultaneously with such disclosure, provide the Icahn Group with written notice of such disclosure (the "Disclosure Notice") which written notice states that the Icahn Group is no longer in possession of material, non-public information as a result of the Icahn Suggested Nominees having served as directors; and
(iii) the Company shall have received and delivered to the Icahn Suggested Nominees, an opinion (the "Opinion"), which expressly states that it may be relied upon by the Icahn Suggested Nominees and communicated to the Icahn Group, from the Company's outside counsel, which has been concurred in by the Company's general counsel, to the effect that such outside counsel has reviewed with the Company all of the Information that has been disclosed and that such outside counsel has made such inquiries as it believes necessary for the purpose of the Opinion and nothing has come to such outside counsel's attention that would lead such outside counsel to believe that all of the information required to be publicly disclosed so that the Icahn Suggested Nominees are no longer possessed with material non-public information, has not been publicly disclosed; and

     (c) To the extent the Company has not delivered the Disclosure Notice and the Opinion by the Disclosure Deadline, the Company hereby consents that the Icahn Group may publicly disclose all Information which it or the Icahn Suggested Nominees possess. This Section 3(c) shall supersede any confidentiality obligations set forth in the Confidentiality Agreement (as hereinafter defined), and for the avoidance of doubt, any public disclosure of the Information by the Icahn Group pursuant to the preceding sentence shall not be a violation of the Confidentiality Agreement.

     4. Proxy Contest and Other Matters.

     (a) So long as the Company has complied and is complying with its obligations set forth in this Agreement, including those obligations set forth in Sections 1 and 2 hereto, no member of the Icahn Group shall, and each member of the Icahn Group shall cause each Affiliate (as such term is hereinafter defined) of any such members (such Affiliates, collectively and individually, the "Icahn Affiliates") not to, (i) become a "participant" (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or actively assist any third party in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 promulgated under the Exchange Act) for use at the 2010 Annual Meeting, (ii) encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy vote at the 2010 Annual Meeting in opposition to the Company's slate of nominees for election as directors of the Company, (iii) present any proposal for consideration at the 2010 Annual Meeting or (iv) grant any proxy with respect to the 2010 Annual Meeting (other than to the named proxies included in the Company's proxy card for the 2010 Annual Meeting, which shall include two
(2) Icahn Suggested Nominees and no more than eight (8) other nominees) or deposit any of the Common Stock held by the Icahn Group or the Icahn Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to the 2010 Annual Meeting. For purposes of this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, provided that the term Affiliate shall not include any person that is a publicly held company or that is an officer or director of such publicly held company; and the terms "person" or "persons" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

     (b) So long as the Company has complied and is complying with its obligations set forth in this Agreement, including those obligations set forth in Sections 1 and 2 hereto, each member of the Icahn Group shall cause all shares of Common Stock owned of record and shall instruct the record owner, in case of all shares of Common Stock beneficially owned, but not owned of record, directly or indirectly, by it, or by any Icahn Affiliate, as of the record date for the 2010 Annual Meeting, to be present for quorum purposes and to be voted at the 2010 Annual Meeting or at any adjournments or postponements thereof, in favor of the directors nominated by the Board for election at the 2010 Annual Meeting which shall include two (2) Icahn Suggested Nominees and no more than eight (8) other nominees.

     5. Confidentiality Agreement. The Company hereby agrees that notwithstanding any policy of the Company, the Icahn Suggested Nominees are permitted to and may provide confidential information in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit A (the "Confidentiality Agreement").

     6. Public Announcement. The Company and the Icahn Group shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit B as soon as practicable on or after the date hereof. The Company acknowledges that the Icahn Group will comply with its obligations under Section 13(d) of the Exchange Act.

     7. Representations and Warranties. Each of the parties hereto represents and warrants to the other party that:

     (a) such party has all requisite company authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

     (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required company or other action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

     (c) this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

     (d) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

     8. Miscellaneous. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD COMPEL THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

     9. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

     10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

          if to the Company:       The Hain Celestial Group, Inc.
                                   58 South Service Road
                                   Melville, New York 11747
                                   Attention: General Counsel
                                   Facsimile: (631) 730-2259

          with a copy to:          DLA Piper LLP (US)
                                   1251 Avenue of the Americas
                                   New York, New York, 10020
                                   Attention: Roger Meltzer, Esq.
                                   Facsimile:  (212) 335-4501

          if to the Icahn Group:   Icahn Capital LP
                                   767 Fifth Avenue, 47th Floor
                                   New York, New York 10153
                                   Attention:  Marc Weitzen
                                   Facsimile:  (212) 688-1158

     11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

     12. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF) which together shall constitute a single agreement.

     13. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement but shall be binding on successors of the parties hereto.

     14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and the Icahn Suggested Nominees and is not enforceable by any other persons.

     15. Fees and Expenses. Neither the Company, on the one hand, nor the Icahn Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

     16. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

                                  THE HAIN CELESTIAL GROUP, INC.


                                  By:  _________________________________________
                                        Name:
                                        Title:


                                  ICAHN PARTNERS MASTER FUND LP
                                  ICAHN PARTNERS MASTER FUND II LP
                                  ICAHN PARTNERS MASTER FUND III LP
                                  ICAHN OFFSHORE LP
                                  ICAHN PARTNERS LP
                                  ICAHN ONSHORE LP
                                  BECKTON CORP.
                                  HOPPER INVESTMENTS LLC
                                  BARBERRY CORP.
                                  HIGH RIVER LIMITED PARTNERSHIP
                                     By: Hopper Investments LLC, general partner


                                       By:  ____________________________________
                                             Name:  Edward Mattner
                                             Title:  Authorized Signatory


                                  ICAHN CAPITAL LP
                                    By: IPH GP LLC, its general partner
                                    By: Icahn Enterprises Holdings L.P., its
                                        sole member
                                    By: Icahn Enterprises G.P. Inc., its
                                        general partner
                                  IPH GP LLC
                                    By: Icahn Enterprises Holdings L.P., its
                                        sole member
                                    By: Icahn Enterprises G.P. Inc., its
                                        general partner
                                  ICAHN ENTERPRISES HOLDINGS L.P.
                                    By: Icahn Enterprises G.P. Inc., its
                                        general partner
                                  ICAHN ENTERPRISES L.P.
                                    By: Icahn Enterprises G.P. Inc., its
                                        general partner
                                  ICAHN ENTERPRISES G.P. INC.


                                    By:  _______________________________________
                                          Name:  Dominick Ragone
                                          Title:  Chief Financial Officer


                                  _____________________________
                                  CARL C. ICAHN

                                   SCHEDULE A
                                   ----------
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                         Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                       Icahn Partners Master Fund III LP
                               Icahn Offshore LP
                               Icahn Partners LP
                                Icahn Onshore LP
                                Icahn Capital LP
                                   IPH GP LLC
                             Icahn Enterprises L.P.
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
                                 Carl C. Icahn

                                   EXHIBIT A
                                   ---------

                      [FORM OF CONFIDENTIALITY AGREEMENT]

                         THE HAIN CELESTIAL GROUP, INC.
                             58 South Service Road
                            Melville, New York 11747

To: [Insert Icahn Group member]

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment to the Board of Directors of the Company of the Icahn Suggested Nominees. It results from an Agreement, dated as of July 7, 2010 (the "Agreement"), by and among The Hain Celestial Group, Inc. (the "Company") and the Icahn Group (as defined therein). Capitalized terms used in this letter agreement not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Among other things, pursuant to the terms of the Agreement, the Icahn Suggested Nominees will be appointed to the Board and included on the Company's slate of nominees for election as directors of the Company at the Company's 2010 annual meeting of stockholders. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, each Icahn Suggested Nominee may, if and to the extent he desires to do so, disclose information he obtains while serving as a member of the Board to you and your Representatives (as hereinafter defined) and may discuss such information with such persons, subject to the terms and conditions of this letter agreement. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, non-public information being furnished to you (and, subject to the restrictions in paragraph 2 below, your attorneys, advisors, directors, officers, members, partners and employees, collectively, "Representatives"), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by any Icahn Suggested Nominee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, "Confidential Information"), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

     1.  The  term  "Confidential Information" does not include information that
(i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or by any Icahn Suggested Nominee in violation of any contractual, legal or fiduciary obligation to or of the Company, (ii) was within your or any of your Representatives' possession on a non-confidential basis prior to its being furnished to any Icahn Suggested Nominee by or on behalf of the Company or its Representative or to you by any Icahn Suggested Nominee, or by or on behalf of the Company or its Representatives or (iii) is received from a source other than any Icahn Suggested Nominee, the Company or any of its Representatives; provided, that in the case of each of (ii) and (iii) above, the source of such information was not known to you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries with respect to such information at the time the same was disclosed.

     2. You hereby agree that you and your Representatives will (a) keep the Confidential Information strictly confidential and (b) not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you in advance of the confidential nature of such information and who agree to comply with the use and confidentiality obligations contained in this letter agreement as if they are a party hereto; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto. It is understood and agreed that the Icahn Suggested Nominees shall not take any action or fail to take any action with the purpose or effect of waiving attorney client privilege, disclose to you any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure would constitute waiver of the Company's attorney client privilege or attorney work-product; provided, however, that the Icahn Suggested Nominees may provide such disclosure if any such Icahn Suggested Nominee has not taken any action or failed to take any action that has the purpose or effect of waiving attorney client privilege with respect to any portion of such Legal Advice and if reputable outside legal counsel experienced in the area and reasonably acceptable to the Company provides the Company with a written opinion that such disclosure will not waive the Company's attorney client privilege with respect to such Legal Advice. "Legal Advice" as used herein shall refer solely and exclusively to direct communications with internal or outside legal counsel which are subject to confidentiality pursuant to a claim of attorney-client privilege which, if disclosed, would cause such confidentiality to be lost.

     3. In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Confidential Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing and provide reasonable cooperation, at the Company's expense, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, you or any of your Representatives are nonetheless, in the opinion of your counsel, legally compelled to disclose Confidential Information, you may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises you is legally required to be disclosed, provided that you notify the recipient of the existence of this Confidentiality Agreement and your obligations hereunder to maintain the confidentiality of the Confidential Information. In no event will you oppose any action by the Company to obtain a protective order, motion to quash or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. It is understood that there shall be no "legal requirement" requiring you to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other transactions with respect to, the Common Stock or other securities of the Company (including, for the avoidance of doubt, any agreement or understanding with respect to the voting or the granting or withholding of consent with respect to the Common Stock or other securities of the Company or otherwise proposing or making an offer to do any of the foregoing).

     4. You acknowledge that (a) none of the Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. You and your Representatives shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Executive Chairman, Chief Executive Officer or General Counsel of the Company concerning Confidential Information, or to seek any information in connection therewith from any such person other than the Executive Chairman, Chief Executive Officer or General Counsel of the Company without the prior written consent of the Company.

     5. All Confidential Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time upon the request of the Company for any reason, you will promptly return to the Company, or destroy, all hard copies of the Confidential Information and permanently erase or delete all electronic copies of the Confidential Information in your or any of your Representative's possession or control (and, upon the request of the Company, shall certify to the Company that such Confidential Information has been erased or deleted, as the case may be; provided that nothing herein shall require you to return or destroy automatically created electronic copies stored on system back-up tapes or disks. Notwithstanding the return, destruction or erasure or deletion of Confidential Information, you will continue to be bound by the obligations contained herein.

     6. You acknowledge, and will advise your Representatives, that the Confidential Information may constitute material non-public information under applicable federal and state securities laws.

     7. You hereby represent and warrant to the Company that this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

     8. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

     9. You acknowledge that the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. In the event of an actual or threatened violation of this letter agreement, in addition to any and all other remedies which may be available to the Company, you expressly consent to the Company's obtaining the enforcement of this letter agreement by injunctive relief or specific performance, without proof of actual damages or posting of a bond.

     10. You hereby agree to indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, employees, Affiliates, advisors, agents and controlling persons, from and against any and all out-of-pocket reasonable losses, damages, liabilities and expenses (excluding any special, consequential or punitive damages, and any claim for loss of profits), joint and several, incurred by the Company in defending any inquiry or investigation, whether made, instituted or conducted by any Governmental or Regulatory Authority (as defined below), related to or based upon any acquisitions or dispositions of any Common Stock or other securities of the Company by you or any of your Affiliates, or representatives, or any alleged "tippee" thereof, which inquiry or investigation has resulted in a final non-appealable determination that you or your Affiliates have violated any applicable law related to trading on the Confidential Information covered by this Agreement. "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and quotation service.

     11. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties' principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD COMPEL THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

     12. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto.

     13. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

          if to the Company:       The Hain Celestial Group, Inc.
                                   58 South Service Road
                                   Melville, New York 11747
                                   Attention: General Counsel
                                   Facsimile: (631) 730-2259

          with a copy to:          DLA Piper LLP (US)
                                   1251 Avenue of the Americas
                                   New York, New York, 10020
                                   Attention: Roger Meltzer, Esq.
                                   Facsimile:  (212) 335-4501

          if to the Icahn Group:   Icahn Capital LP
                                   767 Fifth Avenue, 47th Floor
                                   New York, New York 10153
                                   Attention:  Marc Weitzen
                                   Facsimile:  (212) 688-1158

     14. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

     15. This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

     16. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.

     17. This Confidentiality Agreement shall expire one year from the date on which each Icahn Suggested Nominee ceases to be a director of the Company.

     18. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreements.

     19. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

                            [Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                                  Very truly yours,

                                                  THE HAIN CELESTIAL GROUP, INC.


                                                  By:  _________________________
                                                        Name:
                                                        Title:

Accepted and agreed as of the date first written above:


By:  _________________________________
      Name:
      Title:

                                   EXHIBIT B
                                   ---------

                            [FORM OF PRESS RELEASE]

Contacts:
Ira Lamel/Mary Anthes
The Hain Celestial Group, Inc.
631-730-2200


              HAIN CELESTIAL REACHES AN AGREEMENT WITH ICAHN GROUP

MELVILLE, NY, JULY 7, 2010-The Hain Celestial Group, Inc. (NASDAQ: HAIN) ("Hain Celestial" or the "Company"), a leading natural and organic products company providing consumers with A Healthy Way of Life , today announced that Brett Icahn and David Schechter have been appointed to its Board of Directors pursuant to an agreement with investment funds managed by Carl Icahn (the "Icahn Group"). Under the terms of the agreement, the Icahn Group have agreed to support the Company's Board of Directors' slate of director nominees, which will include Messrs. Icahn and Schechter, at Hain Celestial's 2010 Annual Meeting of Stockholders. The Company has temporarily increased the number of seats on the Board from ten to twelve. Following the 2010 Annual Meeting, the number of seats on the Board will return to ten.

"We are pleased to welcome Brett and David to our Board of Directors," said Irwin D. Simon, Chairman, Chief Executive Officer and President of Hain Celestial. "We look forward to their contributions and working with them to achieve our objectives."

"Hain has a strong portfolio of brands that position it well for a continuing secular shift towards organic and all natural foods and consumer packaged goods," said Carl Icahn. "We look forward to working with the current board and management toward enhancing stockholder value."

The new directors are:

Brett Icahn. Mr. Icahn has been employed by Carl Icahn and his affiliated investment funds since 2002. Mr. Icahn has served as director of Cadus
Corporation since July 2010, as a director of Take-two Interactive Software since April 2010, as a director of Motricity, Inc. since January 2010, and as a director of American Railcar Industries Inc. since January 2007. Mr. Icahn also had served on the board of HowStuffWorks.com, an internet website acquired by Discovery Communications, Inc. in 2007. Mr. Icahn received a B.A. from Princeton University.

David Schechter. Mr. Schechter has, since July 2008, served as Managing Director for Icahn Capital LP, the entity that manages the private investment funds in the Icahn Group and in various roles of increasing responsibility since November 2004. From January 2004 to October 2004, Mr. Schechter served as an investment analyst with Icahn Associates Corp. and High River Limited Partnership, entities that are primarily engaged in the business of holding and investing in securities. Mr. Schechter also serves on the boards of directors of the following companies: WestPoint International, Inc., a manufacturer of bed and bath home fashion products; and Federal-Mogul Corporation, a supplier of automotive products and XO Holdings, Inc., a telecommunications company. From August 2007 to August 2008, Mr. Schechter served as a director of WCI Communities, Inc., a homebuilding company. Prior to January 2004, Mr. Schechter served as vice president of global special situations at Citigroup, a unit responsible for making proprietary investments in distressed situations. Mr. Schechter received a B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania.

     The agreement between the Company and the Icahn Group will be filed in a Form 8-K with the Securities and Exchange Commission.

THE HAIN CELESTIAL GROUP

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings(R), Earth's Best(R), Terra(R), Garden of Eatin'(R), Sensible Portions(R), Health Valley(R), Arrowhead Mills(R), MaraNatha(R), SunSpire(R), DeBoles(R), Gluten Free Caf (TM), Hain Pure Foods(R), Hollywood(R), Spectrum Naturals(R), Spectrum Essentials(R), Walnut Acres Organic(R), Imagine(R), Almond Dream(R), Rice Dream(R), Soy Dream(R), WestSoy(R), Greek Gods(R), Ethnic Gourmet(R), Yves Veggie Cuisine(R), Granose(R), Realeat(R), Linda McCartney(R), Daily Bread(TM), Lima(R), Grains Noirs(R), Natumi(R), JASON(R), Zia(R) Natural Skincare, Avalon Organics(R), Alba Botanica(R), Queen Helene(R), Tushies(R), TenderCare(R) and Martha Stewart Clean(TM). Hain Celestial has been providing "A Healthy Way of Life(TM)" since 1993. For more information, visit www.hain-celestial.com.